Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of December, 2004 (the “Effective Date”) by and between Gadzooks, Inc. (the “Company”) and Monty Standifer (the “Executive”).

PRELIMINARY STATEMENTS

     A. The Company desires to employ Executive as Executive Vice President and Chief Financial Officer (“CFO”), and Executive desires to be employed by the Company in said capacity; and

     B. Each party desires to set forth in writing the terms and conditions of their understandings and agreements.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company hereby agrees to employ Executive and Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement and the Severance Agreement (as defined herein):

STATEMENT OF AGREEMENT

     1.      Position.

            (a)      The Company agrees to employ Executive in the position of Executive Vice President and CFO. Executive shall serve and perform the duties which may from time to time be assigned to him by the Chief Executive Officer (“CEO”) or the Board of Directors of the Company (the “Board”), provided, however, that such duties shall be similar to the duties of an Executive Vice President of a company of similar size and function as the Company.

            (b)      Executive agrees to serve as CFO and agrees that he will devote his best efforts and all of his business time and attention to all facets of the business of the Company and will faithfully and diligently carry out the duties of CFO. Executive agrees to comply with all Company policies in effect from time to time, and to comply with all laws, rules and regulations, including, but not limited to, those applicable to the Company.

            (c)      Executive agrees to travel as necessary to perform his duties under this Agreement.

     2.      Term. The initial term of this Agreement shall be one (1) year from the date stated above (“Initial Term”), unless otherwise terminated pursuant to Section 5 of this Agreement. This Agreement shall automatically renew for successive two (2) year terms unless either party gives written notice of its or his intent not to renew this Agreement at least ninety (90) days prior to the expiration of the Initial Term or the then-current term (the Initial Term and any renewal thereof being the “Term”). Executive’s continued employment after the expiration of the Initial Term shall be in accord with and governed by this Agreement, unless modified by the parties to this Agreement, in writing.

     3.      Compensation & Benefits.

            (a)      Base Salary. The Company shall pay Executive a base salary of $20,000.00 per month (“Base Salary”). The Board, or the Company’s Compensation Committee, if applicable, may review and adjust Executive’s Base Salary periodically, but the salary shall not be reduced below $20,000.00 per month during the Term.

            (b)      Bonus Opportunities. In addition to the Base Salary, Executive shall also be eligible to receive a discretionary bonus based on exceptional service and/or the performance of the Company, as determined by the Board, or the Company’s Compensation Committee, if applicable, in the sole discretion of the Board or the Compensation Committee, as applicable (“Discretionary Bonus”). In addition, during the Term, Executive shall be eligible to participate in any bonus, incentive, and/or equity incentive plan provided by the Company to its executive level employees. Executive shall receive stock options exercisable for 1.5% of the Common stock of the Company to be outstanding immediately after the consummation of the Rights Offering (“Total Grant”). Such stock options shall vest in equal one-third (1/3) increments at the end of each year after the effective date of the Company’s plan of reorganization so long as Executive remains employed by Company. Executive may exercise such options for five (5) years after the date they are granted. The exercise price shall be equal to the volume weighted average price (“VWAP”) of the company’s common shares over a 30-day period commencing on the 31st day after the effective date of the Company’s plan of reorganization and ending on the 60th day after the effective date of the Company’s plan of reorganization. The calculation of the VWAP shall be completed in the ordinary and customary manner for making such calculations. In no event shall the exercise price be less than the fair market value of the stock of the Company on the date of grant of the stock option. The options will be granted pursuant to a stock option plan applicable to employees of the Company generally. The obligations under this Section 3(b) are conditioned upon the Effective Date of the Company’s Plan of Reorganization, as on file currently in the Bankruptcy Court.

            (c)      Payment. Payment of all compensation to Executive hereunder shall be made in accordance with the terms of this Agreement and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

            (d)      Benefits Generally. The Company shall make available to Executive, throughout the Term of this Agreement, such benefits, if any, as are generally provided by the Company to its executive level employees, including but not limited to any group life, health, dental, vision, disability or accident insurance (any such insurance coverage shall begin on the first of the month of the first month after Executive completes his ninetieth (90th) day of employment with the Company), pension plan, profit-sharing plan, retirement savings plan, 401(k) plan participation ability beginning January 1, 2006, an automobile allowance of $1,000 per month, or other such benefit plan or policy that may presently be in effect or that may hereafter be adopted during the Term by the Company for its executive level officers and key management personnel; provided, however, that nothing herein contained shall be deemed to require the Company to adopt or maintain any particular plan or policy.

            (e)      Vacation. Executive shall be entitled to paid vacation during each calendar year, consistent with the policies then applicable to executive level officers of the Company, but in no event fewer than two (2) weeks.

            (f)      Holidays. Executive shall further be entitled to paid holidays, personal days and sick days consistent with the policies then applicable to executive level officers of the Company.

            (g)      In Lieu of KERP. It is expressly understood that the compensation and benefits provided to Executive herein shall be in lieu of any participation in the Key Employee Retention Plan previously approved by the United States Bankruptcy Court for the Northern District of Texas in favor of the Company’s management.

     4.      Reimbursement of Expenses. The Company shall reimburse Executive for all business related expenses, which are reasonable and necessary and are incurred by Executive while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers, or such other information and documentation as the Company may reasonably require. The Company shall reimburse Executive for the aforementioned business related expenses within thirty (30) days after he has submitted the required documentation to the Company. Any trip, or combination of expenditures exceeding $3,000 must be approved in writing by the CEO prior to incurring such expense. Executive shall provide the CEO with, upon reasonable request, an explanation of the purpose of any particular business related expense and an estimate of the cost of the same, prior to incurring any expense related to the same. The CEO reserves the right to reject any business related expense.

     5.      Termination. This Agreement and Executive’s employment with the Company are subject to termination as set forth in that certain Severance Protection Agreement by and between the Company and the Executive, dated as of the date hereof (the “Severance Agreement”). Upon termination or expiration of this Agreement or the Severance Agreement for any reason, Executive’s employment shall also terminate and cease.

     6.      Release. The Executive agrees that after termination of employment for any reason payment of any severance pay or benefits hereunder or under the Severance Agreement is conditioned upon the execution of a full, general release in favor of the Company, its officers, directors, employees, and representatives (“Release”) in a form acceptable to the Company.

     7.      Nondisclosure.

            (a)      The Company shall provide Executive, immediately after executing this Agreement, some or all of the Company’s various trade secrets and confidential or proprietary information (the “Confidential Information”), including information he has not received before. Confidential Information consists of, but is not limited to, information relating to (i) business operations and methods, (ii) existing and proposed business strategies, (iii) financial performance, (iv) compensation arrangements and amounts (whether relating to the Company or to any of its employees, including the CEO), (v) contractual relationships (including the terms of this Agreement), (vi) business partners and relationships, (vii) shareholders of the Company, (viii) marketing strategies, (ix) lists with information related to existing or prospective customers, vendors, suppliers, service providers, partners or investors, including, but not limited to particular business objectives, and (x) computerized business approaches, methodologies, systems or programs, mathematical models, simulated results, simulation software, price or research databases, other research, algorithms, numerical techniques, analytical results, technical data, regardless of the medium in which any such information is contained. Confidential Information shall not include: (1) information that Executive may furnish to third parties regarding his obligations under Sections 7 and 8 or (2) information that (A) becomes generally available to the public by means other than Executive’s breach of Section 7 (for example, not as a result of Executive’s unauthorized release of marketing materials), (B) that is in Executive’s possession, or becomes available to Executive, on a non-confidential basis, from a source other than the Company, or (C) that Executive is required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of clause (C), Executive gives the Company reasonable notice prior to the disclosure of the Confidential Information and the reasons and circumstances surrounding such disclosure to provide the Company an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

            (b)      Executive agrees that all Confidential Information, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company during Executive’s employment with the Company. Executive agrees that he will use the Confidential Information for the sole benefit of the Company and that he will exercise all reasonable measures to maintain it as confidential. Executive further agrees that Executive shall not, without the prior written consent of the Company, publish or disclose to any third party or use for the benefit of any third party or of Executive any of the Confidential Information described herein, directly or indirectly, either during Executive’s employment with the Company or at any time following the termination of Executive’s employment with the Company.

            (c)      Upon termination or expiration of this Agreement for any reason, Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Executive’s possession, custody or control, whether prepared by Executive or others, shall remain with or be returned to the Company promptly (within twenty-four (24) hours) after the termination or expiration date.

     8.      Noncompete and Nonsolicitation.

            (a)      Business Relationships and Goodwill. Executive acknowledges and agrees that as an employee and representative of the Company, Executive will be given Confidential Information. Executive acknowledges and agrees that this creates a special relationship of trust and confidence between the Company, Executive and the Company’s current and prospective customers, business partners, consumers, suppliers, shareholders, vendors, and investors. Executive further acknowledges and agrees that there is a risk and opportunity for any person given such responsibility, specialized training, and Confidential Information, to misappropriate the relationship and goodwill existing between the Company and the Company’s current and prospective customers, business partners, consumers, suppliers, shareholders, vendors and investors. Executive therefore acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation. In consideration of the Company’s promise to provide Confidential Information to Executive, this Agreement, and the severance payments to be made under the Severance Agreement, and in order to protect the Company’s interests in the Confidential Information and special relationships, Executive agrees to the following noncompetition and nonsolicitation covenants.

            (b)     Scope of Noncompetition Obligation.

                 (i)      Executive acknowledges and agrees that the period of twelve (12) months following the termination or expiration of this Agreement for any reason, will constitute the non-compete, non-solicit and non-divert period (the “Non-Interference Period”). During his employment and during the Non-Interference Period, Executive will not engage in duties or provide services to a Competitor which are substantially similar to those Executive provided to the Company under this Agreement, in any capacity, within the United States. The term “Competitor” means another retail business with a business model similar to the Company’s, engaged in the sale of apparel or other products similar to those sold or marketed by the Company or any product lines or lines of business under development or consideration by the Company during the Term; provided, however, a general department store that includes as less than 10% of its sales revenues merchandise competitive with that offered by the Company will not be deemed a Competitor.

                 (ii)      Executive acknowledges and agrees that he shall not at any time during his employment divert away or attempt to divert away any business from the Company to another company, business, or individual. Additionally, Executive shall not, during the Non-interference Period, contact, solicit, attempt to solicit, divert away, or attempt to divert away business, either directly or indirectly, from any customer, vendor, service provider, or supplier who conducts business with the Company at any time during the Term of this Agreement and who Executive contacted, solicited, serviced, or had access to Confidential Information about.

                 (iii)      During the Term and during the Non-Interference Period, Executive agrees and covenants that, without the prior written approval of the Board, Executive will not, directly or indirectly, either as an individual or as an employee, partner, officer, director, shareholder, advisor, or consultant or in any other capacity whatsoever of any entity (A) recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer to others for employment, any person who is, or within the six month period immediately preceding the date of any such activity was, an employee, representative or agent of Company or its affiliates; or to otherwise entice or induce such person to terminate his or her relationship with the Company, (B) approach any such person for any of the foregoing purposes; (C) authorize, solicit or assist in the taking of such actions by any third party, or (D) hire or retain any such person.

            (c)      Acknowledgement. Executive acknowledges that the compensation, specialized training, and the Confidential Information provided to Executive pursuant to this Agreement gives rise to the Company’s interest in restraining Executive from competing with the Company, that the noncompetition and nonsolicitation covenants are designed to enforce such consideration and that any limitations as to time, geographic scope and scope of activity to be restrained as defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company.

            (d)      Consent to Disclosure. Executive agrees that if he engages in any employment during the Non-Interference Period, he will notify the Company of the identity and address of each of his employers and of the nature of such employer’s business. Executive consents and agrees that the Company can contact any of Executive’s subsequent employers or prospective employers and inform such entities of Executive’s obligations under Sections 7 and 8 of this Agreement.

            (e)      Survival of Covenants. Sections 7 and 8 shall survive the expiration or termination of this Agreement for any reason. Executive agrees not to challenge the enforceability and/or the scope of Sections 7 and 8. Executive further agrees to notify all future persons or businesses, with which he becomes affiliated with or employed by, of the restrictions set forth in Sections 7 and 8, prior to the commencement of any such affiliation or employment.

     9.      Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

     10.      Entire Agreement. This Agreement, the Severance Agreement set forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof, including such terms and conditions set forth in that certain offer letter from the Company to Executive dated as of September 20, 2004.

     11.      Notices. All notices and other communications required or permitted to be given hereunder or in the Severance Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission (with electronic confirmation of successful transmission) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, in order of preference of the recipient:

If to the Company:	Gadzooks, Inc.
4121 International Parkway
Carrollton, Texas 75007

Attention: Chief Executive Officer
Facsimile: 972-662-4290

With a copy to:	Chairman of the Compensation Committee of the Board of Directors
c/o Gadzooks, Inc.
4121 International Parkway
Carrollton, Texas 75007
Facsimile: 972-662-4290

If to Executive:	Monty Standifer
1829 Kinsale Drive
Roanoke, Texas 76262
Facsimile: 817-741-1840

Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, in the case overnight delivery service, on the date of actual delivery and, in the case of facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

     12.      Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to any conflict of laws rule or principle which might refer the governance or construction of this Agreement to the laws of another jurisdiction.

     13.      Assignment. This Agreement is personal to Executive and may not be assigned in any way by Executive without the prior written consent of the Company. The Company may assign its rights and obligations under this Agreement.

     14.      Counterparts. This Agreement may be executed in counterparts, each of which will take effect as an original, and all of which shall evidence one and the same Agreement.

     15.      Amendment. This Agreement may be amended only in a writing signed by Executive and by a representative of the Company authorized by the Board (other than Executive).

     16.      Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive.

     17.      Non-Waiver. The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by the Company (other than Executive) and the Executive.

     18.      Announcement. Company shall have the right to make public announcements concerning the execution of this Agreement and the terms contained herein, at the Company’s discretion.

     19.      Use of Name, Likeness and Biography. Company shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of Executive to advertise, publicize and promote the business of Company and its affiliates, but not for the purposes of direct endorsement, and for use in any filings with the Securities Exchange Commission as may be required by rules and regulations of the Securities Exchange Commission or any applicable listing standards, without Executive’s consent. This right shall terminate upon the termination or expiration of this Agreement for any reason. An “approved likeness” and “approved biographical material” shall be, respectively, any photograph or other depiction of Executive, or any biographical information or life story concerning the professional career of Executive.

     20.      Right to Insure. Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance. Executive shall assist Company in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

     21.      Assistance in Litigation. During his employment and following the termination of his employment for any reason, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Executive also shall cooperate fully with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired while Executive was employed by the Company. During the Non-Interference Period, the Company will pay Executive’s reasonable out-of-pocket expenses incurred in connection with such assistance. Following the Non-Interference Period, the Company will pay Executive an agreed upon hourly rate for Executive’s cooperation pursuant to this Section 21. Executive’s obligations under this Section 21 shall survive the termination or expiration of this Agreement.

     22.      No Inconsistent Obligations. Executive represents and warrants that to his knowledge he has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company to perform the duties described herein. Executive will not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of others. Executive represents and warrants that to his knowledge he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so.

     23.      Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company, its successors and assigns.

     24.      Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. AAA’s Optional Rules for Emergency Measures of Protection shall also apply to the proceedings. The arbitration will take place in Dallas, Texas. All disputes shall be resolved by one (1) arbitrator. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award (including, but not limited to, injunctive relief, declaratory relief, specific performance, and damages). The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages awarded. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration proceedings, any record of the same, and the award shall be considered Confidential Information under this Agreement. This provision can be enforced under the Federal Arbitration Act.

     25.      Enforcement of Sections 7 and 8. Notwithstanding Section 24, the parties recognize and agree that in the event of an actual or threatened breach of Section 7 or 8 of this Agreement, money damages would be inadequate and the Company would not have an adequate remedy at law. Accordingly, the Company may at its option, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief to enforce or prevent any actual or threatened breach of Section 7 or 8 (without posting a bond or other security). In addition, Executive agrees that in the event a court of competent jurisdiction or an arbitrator finds that Executive violated Sections 7 or 8, the time periods set forth in those Sections shall be tolled until such breach or violation has been cured. Executive further agrees that the Company shall have the right to offset the amount of any damages resulting from a breach by Executive of Sections 7 or 8 against any payments due Executive under this Agreement and/or the Severance Agreement. The parties agree that if Executive is found to have breached Section 7 or 8, he shall be required to pay the Company’s attorney’s fees and costs incurred in prosecuting the violation.

     26.      Voluntary Agreement. Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the Company, its affiliates, advisors, and/or attorneys have made no representation or warranty to Executive concerning the state or federal tax consequences to Executive regarding the transactions contemplated by this Agreement.

[Signature Page Follows]

     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, effective as of the day and year first above written.

COMPANY: GADZOOKS, INC.

Dated: December 20, 2004	By: Name: Title:	/s/ Gerald R. Szczepanski Gerald R. Szczepanski Chief Executive Officer and Chairman of the Board

EXECUTIVE:

Dated: December 20, 2004	/s/ Monty Standifer Monty Standifer
ADDRESS: 1829 Kinsale Drive Roanoke, Texas 76262

EXHIBIT A

Release